Exhibit 99.1

For further information:
Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Sarah Lewensohn
312-564-3894
slewensohn@theprivatebank.com

PrivateBancorp Completes Repurchase of $243.8 million of TARP Preferred Stock

CHICAGO, October 24, 2012 — PrivateBancorp, Inc. (NASDAQ: PVTB) announced that today it completed the repurchase of all preferred stock that it issued to the U.S. Department of Treasury under its Troubled Asset Relief Program (TARP) Capital Purchase Program at a price of $243.8 million plus $2.3 million in accrued and unpaid dividends, $813,000 of which will be expensed in the fourth quarter 2012.

The repurchase will result in a one-time, non-cash after-tax charge of approximately $2.23 million in the fourth quarter of 2012, related to unaccreted discount recorded at the date of issuance.

“TARP was an important source of capital for us as we grew our commercial middle market business over the last several years and we are pleased to be repaying the government’s investment in a shareholder friendly way,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “In the three years that we held TARP capital, we grew loans by $1.6 billion and assets by $3.3 billion. In addition, we paid more than $45.5 million in dividends to the U.S. Treasury. PrivateBancorp is well positioned to continue to execute our commercial middle market strategy, serve our clients, grow our business and build value for our shareholders.”

PrivateBancorp used net proceeds from its $75 million underwritten public offering of its common stock and net proceeds from its $125 million underwritten public offering of its 7.125 percent subordinated debentures due 2042, together with existing cash resources, to repurchase the TARP preferred stock.  The Company also intends to seek to repurchase the common stock warrant that it issued to the U.S. Treasury as part of its participation in the Capital Purchase Program.

Giving effect to the equity and debt offerings and the TARP redemption, PrivateBancorp’s pro forma Tier 1 common capital ratio as of September 30, 2012 is 8.70 percent, its pro forma Tier 1 risk-based capital ratio is 10.77 percent and its pro forma total risk-based capital ratio is 13.49 percent.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of September 30, 2012, the Company had 35 offices in 10 states and $13.3 billion in assets. The Company website is www.theprivatebank.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include, but are not limited to: unforeseen credit quality problems or further deterioration in problem assets that could result in charge-offs greater than we have anticipated in our allowance for loan losses; adverse developments impacting one or more large credits; the extent of further deterioration in real estate values in our market areas, particularly in the Chicago area; difficulties in resolving problem credits or slower than anticipated dispositions of other real estate owned which may result in increased losses or higher credit-related operating costs; continued uncertainty regarding U.S. and global economic recovery and economic outlook, and ongoing volatility in market conditions, that may impact credit quality or prolong weakness in demand for loans or other banking products and services; unanticipated withdrawals of significant deposits; lack of sufficient or cost-effective sources of liquidity or funding; loss of key personnel or an inability to recruit and retain appropriate talent; unanticipated changes in interest rates, prolonged low interest rate environment or significant tightening of credit spreads; competitive pricing trends; uncertainty relating to recently proposed regulatory capital rules that could, depending on the nature of our assets, require us to maintain higher levels of regulatory capital; uncertainty regarding implications of recently adopted or proposed rules and regulations, or those remaining to be proposed in connection with implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act that may negatively affect our revenues or profitability; other legislative, regulatory or accounting changes affecting financial services companies and/or the products and services offered by financial services companies; or failures or disruptions to our data processing or other information or operational systems. Forward-looking statements are subject to risks, assumptions and uncertainties and could be significantly affected by many factors, including those set forth in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2011 as well as those set forth in our subsequent periodic and current reports filed with the SEC. These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in public filings in light of future events unless required under the federal securities laws.